Exhibit 99.1

MagnaChip Semiconductor Reports

Fourth Quarter Results

Seoul, South Korea, January 27, 2006 – MagnaChip Semiconductor today announced results for the fourth quarter ended December 31, 2005.

Net revenue for the three months ended December 31, 2005 was $245.2 million, compared to $243.6 million in the fourth quarter of 2004.

Gross margin was $60.4 million or 24.6% of revenue for the quarter ended December 31, 2005, compared to $39.1 million or 16.1% of revenue for the quarter ended December 31, 2004.

Operating expenses were $88.5 million in the fourth quarter or 36.1% of net revenue compared to $51.8 million or 21.3% of net revenue during the fourth quarter of 2004. The increase of $36.7 million from the prior year quarter was primarily due to one time charges of $27.5 million during the fourth quarter of 2005, which included tangible and intangible asset impairment and restructuring charges related to a divesture of our Application Processor business.

Operating loss was $28.1 million during the quarter compared to an operating loss of $12.7 million in the prior year quarter.

Net interest expense for the fourth quarter was $14.4 million compared to $16.8 million in the fourth quarter of 2004.

Net loss for the three months ended December 31, 2005 was $22.9 million compared to a net loss of $5.8 million in the prior year quarter.

Youm Huh, President and CEO of MagnaChip Semiconductor, commented, “We marked our first year anniversary as an independent company this quarter. This was an important year for us, in which we accomplished a great deal in a short period of time thanks to the efforts of all of our employees. In addition to strengthening our corporate structure with several key hires and implementing stronger internal controls, we have successfully established MagnaChip as a leading brand with customers worldwide. We are pleased with our accomplishments and achieved significant strategic milestones in establishing our company to succeed in our focused end markets:

•	We completed two acquisitions this year that are both delivering strategic products to our customers today, improving our growth prospects in the future

•	Our Display Solutions business reached record unit volumes in support of the high growth in digital television

•	Our Imaging Solutions business released new 3.2 mega pixel and 2 mega pixel products this quarter, putting us firmly back on our technology roadmap for this business and positioning us to fulfill our customers 2006 requirements for camera technology for the mobile phone market, and

•	MagnaChip’s Semiconductor Manufacturing Services business has defined a specialty foundry strategy that is uniquely serving the needs for analog, mixed signal, high voltage, power and embedded memory wafer foundry services.”

Robert Krakauer, EVP of Strategic Operations and CFO of MagnaChip Semiconductor, said, “Capital spending was $23 million for the quarter, up from prior quarters, but lower than the year ago period and below our plan for the full year 2005. We continue to strategically manage the timing of investments to meet our operational needs. Our balance of cash and cash equivalents increased to $86.6 million at the end of the fourth quarter. While our achievement of aggressive working capital improvement goals for the quarter was less than forecasted, we are pleased with the strong cash generation of our business.”

Mr. Krakauer, continued, “We signed an agreement this quarter to sell our Applications Processor business to an entity formed by GreenChips Co. Ltd., a semiconductor solution provider, which completes the strategic repositioning and efforts to focus our business. By maintaining a 10% equity stake in the new entity, we will continue to benefit from future upside expected from the combination of GreenChips and MagnaChip’s Application Processor businesses. We are also pleased that MagnaChip will continue to provide foundry services to the new entity. We now have our goals set on the future growth of our three core product groups and on continuing to create innovative solutions for customers in these markets.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the fourth quarter 2005 on Friday, January 27, 2006 at 9:00 a.m. in New York (11:00 p.m., Friday, January 27 in South Korea). The conference call will be available at www.magnachip.com and by telephone at (201) 689-8470. A replay of the call will be available in two hours after the call through midnight on Friday, February 3, 2006 in New York (2:00 p.m. Saturday, February 4, 2006 in Seoul) at www.magnachip.com and by telephone at (201) 612-7415. The account number to access the replay is 3055 and the confirmation ID number is 189638, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of approximately 12,500 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its quarterly report on Form 10-Q for the period ended October 2, 2005.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

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CONTACTS:

In Korea: Robert Krakauer, EVP Strategic Operations, CFO Tel: 82-2-3459-3682 rkrakauer@magnachip.com	In the U.S.: David Pasquale, EVP at The Ruth Group Tel: +646-536-7006 dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of US Dollars, except per unit data)

(Unaudited)

	Three Months Ended
	December 31, 2005	December 31, 2004
Revenue	$245,154	$243,582
Cost of revenue	184,765	204,461

Gross profit	60,389	39,121
Operating expenses:
Selling, general and administrative	34,048	29,784
Research and development	26,960	22,058
Restructuring and impairment charges	27,514	—

Operating loss	(28,133)	(12,721)
Interest expenses, net	(14,400)	(16,816)
Other non-operating income, net	21,199	30,437

Income (Loss) before income taxes	(21,334)	900
Income tax expenses	1,559	6,725

Net loss	$(22,893)	$(5,825)

Non cash preferred unit dividends	(2,549)	(13,428)

Net loss attributable to common units	$(25,442)	$(19,253)

Net loss per common units:
Basic and Diluted	$(0.48)	$(0.38)
Common units used in per common units calculation:
Basic and Diluted	53,051	50,062
Key Ratios & Information:
Gross Margin	24.6%	16.1%
Operating Expenses as a % of Revenue	36.1%	21.3%
Operating Margin	(11.5)%	(5.2)%
Depreciation & Amortization Expense	$48,152	$45,855
Capital Expenditures	$22,980	$23,454

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31, 2005			Three Months Ended December 31, 2004
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$60,389	$(28,133)	$(22,893)	$39,121	$(12,721)	$(5,825)
Special items
(1) Fair value uplift of inventory expense				17,259	17,259	17,259
(2) Order back log amortization					2,782	2,782
(3) Write-off of unamortized borrowing costs						4,084
(4) Inventory loading effect	8,133	8,133	8,133
(5) Restructuring & impairment charges		27,514	27,514

Total special items	8,133	35,647	35,647	17,259	20,041	24,125

Non-US GAAP Profit	$68,522	$7,514	$12,754	$56,380	$7,320	$18,300

Adjusted Gross Margin			28.0%			23.1%
Adjusted Operating Expense - % of Revenue			24.9%			20.1%
Adjusted Operating Margin			3.1%			3.0%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended December 31, 2005 and 2004 are as follows:

(1)	Fair value uplift for inventories in purchase accounting, non-cash charge in the fourth quarter of 2004

(2)	Order back log capitalized in purchase accounting and amortized over three months

(3)	Write-off of unamortized borrowing costs related to assumed loan from Hynix, which was subsequently paid off

(4)	Inventory adjustment made under SFAS 151 to reflect the normal cost of manufacturing, excluding abnormal period cost

(5)	Restructuring and impairment charges related to the sale of application processor business

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$86,574	$58,396
Accounts receivable, net	112,053	86,592
Inventories, net	88,677	86,169
Other current assets	22,486	92,795

Total current assets	309,790	323,952
Property, plant and equipment, net	485,329	581,636
Goodwill and intangible assets	191,137	211,987
Other non-current assets	54,391	36,955

Total Assets	$1,040,647	$1,154,530

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$129,279	$152,625
Other current liabilities	39,076	41,305
Short-term borrowings	—	749

Total current liabilities	168,355	194,679
Long-term borrowings	750,000	750,000
Other non-current liabilities	62,320	57,445

Total liabilities	980,675	1,002,124

Redeemable convertible preferred units	106,462	96,534

Unitholders’ equity	(46,490)	55,872

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$1,040,647	$1,154,530